Exhibit 11.1

Insider Trading Compliance Policy and Procedures

As a dual-listed company with ordinary shares traded in the U.S. and Israel, the Company (as defined below) is subject to both U.S. Federal and state laws and Israeli Securities Law-1968 and regulations promulgated thereunder. These laws and regulations prohibit trading in the securities of a company while in possession of material nonpublic information and in breach of a duty of trust or confidence.  These laws also prohibit anyone who is aware of material nonpublic information from providing this information to others who may trade.  Violating such laws can undermine investor trust, harm the reputation and integrity of Enlight Renewable Energy Ltd. (together with its subsidiaries, the “Company”), and result in dismissal from the Company or even serious criminal, administrative and civil charges against the individual and the Company. The Company reserves the right to take whatever disciplinary or other measure(s) it determines in its sole discretion to be appropriate in any particular situation, including disclosure of wrongdoing to governmental authorities.

Persons Covered and Administration of Policy

This Insider Trading Compliance Policy and Procedures (this “Policy”) applies to all officers1, members of the board, employees and service providers of the Company.  Individuals subject to this Policy are responsible for ensuring that all family members (spouse/partner, sibling, parent, child or descendant of the spouse/partner or spouse/partner of any of these) or other members of their household comply with this Policy.  This Policy also applies to any entities controlled by individuals subject to the Policy, including any corporations, limited liability companies, partnerships or trusts, and transactions by these entities should be treated for the purposes of this Policy as if they were for the individual’s own account.  The Company may determine that this Policy applies to additional persons with access to material nonpublic information.  Officers, members of the board, employees and service providers, together with any other person designated as being subject to this Policy by the Compliance Officer or his or her designee (the “Compliance Officer”), are referred to collectively as “Covered Persons.”

Questions regarding the Policy should be directed to the Compliance Officer, who is responsible for the administration of this Policy.

1 For purposes of this Policy, “officer” has the meaning of the term in Rule 16a-1(f) under Exchange Act of 1934, as amended, which means the Company’s president, principal financial officer, principal accounting officer (or, if there is no such accounting officer, the controller), any vice-president of the Company in charge of a principal business unit, division or function (such as sales, administration or finance), any other officer who performs a policy-making function, or any other person who performs similar policy-making functions for the Company.

Policy Statement

No Covered Person shall purchase or sell any type of security while in possession of material nonpublic information relating to the security or the issuer of such security in breach of a duty of trust or confidence, whether the issuer of such security is the Company or any other company.  In addition, if a Covered Person is in possession of material nonpublic information about other publicly-traded companies, such as suppliers, customers, competitors or potential acquisition targets, the Covered Person may not trade in such other companies’ securities until the information becomes public or is no longer material.  Further, no Covered Person shall purchase or sell any security of any other company, including another company in the Company’s industry, while in possession of material nonpublic information if such information is obtained in the course of the Covered Person’s employment or service with the Company.

In addition, Covered Persons shall not directly or indirectly communicate material nonpublic information to anyone outside the Company (except in accordance with the Company’s policies regarding confidential information) or to anyone within the Company other than on a “need-to-know” basis.

The sale of securities by a "Critical Insider"2 in the Company within three months from the date such person purchased such securities, or the purchase of securities by such person within three months from the date such person sold them, is considered in Israel as prima facie evidence that insider information was utilized in the transactions. Therefore, a Critical Insider who purchased or sold Company securities is not permitted to sell or purchase securities as applicable (either those securities such insider sold or bought, or other Company securities) for at least three months from the date of the original purchase or sale.

A Covered Person shall not hold Company securities in a portfolio managed by a portfolio manager with discretionary authority over such portfolio. As elsewhere, the responsibility for complying with the restrictions under this Policy is borne by each Covered Person.

“Securities” includes shares, bonds, notes, debentures, derivatives, options, warrants, equity and other convertible securities, as well as derivative instruments.

2 For purposes of this policy, “Critical Insider” is defined as (i) a director, general manager, deputy general manager, accountant and internal auditor and any person holding such position even if their job title is different, as well as any person who is a major shareholder of the Company (including a shareholder who owns more than 5% of the Company); (ii) a family member of one of the persons listed in section (i) above; (iii) a corporation under the control of one of the persons listed in sections (i) or (ii) above.

“Purchase” and “sale” are defined broadly under the federal securities law. “Purchase” includes not only the actual purchase of a security, but also any contract to purchase or otherwise acquire a security. “Sale” includes not only the actual sale of a security, but also any contract to sell or otherwise dispose of a security.  These definitions extend to a broad range of transactions, including conventional cash-for-shares transactions, conversions, the exercise of share options, transfers, gifts, and acquisitions and exercises of warrants or puts, calls, pledging and margin loans, or other derivative securities, in each case whether the person doing such transaction is acting for his or her own benefit or for the benefit of another, even if such person is acting through an agent or trustee.

This Policy does not apply to the vesting of restricted stock, or the exercise of a tax withholding right under which a person elects to have the Company withhold shares of stock to satisfy tax withholding requirements on the vesting of any restricted stock. This Policy does apply, however, to any market sale of restricted stock.

The laws and regulations concerning insider trading are complex, and Covered Persons are encouraged to seek guidance from the Compliance Officer prior to considering a transaction in Company securities.

Blackout Periods

No board member, officer or employee (as well as any individual or entity covered by this Policy by virtue of their relationship to such board member, officer or employee) shall purchase or sell any security of the Company during a blackout period or during any other trading suspension declared by the Company.

Regarding a board member, an officer and any employee listed on Schedule I, as amended from time to time, (as well as any individual or entity covered by this Policy by virtue of their relationship to such board member, officer or employee), the blackout period shall commence on the 15th calendar day of the last month of any fiscal quarter of the Company.

Regarding an employee, who is not listed on Schedule I, as amended from time to time, (as well as any individual or entity covered by this Policy by virtue of their relationship to such an employee), the blackout period shall commence 30 or 40 calendar days prior to the public announcement of the Earnings Release for the 1-3 fiscal quarters or 4 fiscal quarter, respectively, preceding said release.

The blackout period shall terminate following the completion of the second full trading day after the public announcement of the Earnings Release for such fiscal quarter at the end of any other trading halt period declared by the company.

A “trading day” is a day on which U.S. national stock exchanges and the Tel Aviv Stock Exchange, as applicable, are open for trading.  If, for example, the Company were to make an announcement on Monday prior to 9:30 a.m. Eastern Time, then the blackout period would terminate after the close of trading on Tuesday.  If an announcement was made on Monday after 9:30 a.m. Eastern Time, then the blackout period would terminate after the close of trading on Wednesday.  If you have any question as to whether information is publicly available, please direct an inquiry to the Compliance Officer.

If the Company's chief financial officer believes that material financial information is present that justifies advancing the start date of the quarterly blackout period, the chief financial officer may determine to advance the start date of the blackout period. In such case, the Compliance Officer will inform all board members, officers and employees of the revised start date of the blackout period.

A Covered Person who holds options to purchase ordinary shares that expire during a blackout period and wishes to exercise them during the blackout period shall apply in writing to the Company’s general counsel, providing all necessary details for the matter to be considered. The general counsel will examine the request and determine whether the options can be exercised and under what conditions. Such Covered Person shall not make a transaction in Company securities before receiving written approval from the General Counsel.

The prohibitions on trading during a blackout period do not apply to:

•
bona fide gifts of the Company’s securities, unless the individual making the gift knows, or is reckless in not knowing, the recipient intends to sell the securities while the donor is in possession of material nonpublic information about the Company; or

•	purchases or sales of the Company’s securities made pursuant to a plan adopted to comply with the Exchange Act Rule 10b5-1 (“Rule 10b5-1”).

Exceptions to the blackout period policy, including to the individuals subject to blackout periods, may be approved by the Compliance Officer or - in the case of exceptions for board members - by the Board of Directors.

In addition to quarterly blackout periods, the Compliance Officer may recommend that board members, officers, employees, service providers or others suspend trading in Company securities during other times because of developments that have not yet been disclosed to the public.  The Compliance Officer will inform relevant persons, of the start and end dates of such blackout periods. Subject to the exceptions noted above, all of those individuals affected should not trade in the Company’s securities while the suspension is in effect, and should not disclose to others that the Company has suspended trading.

Preclearance of Trades by Members of the Board, Officers and Employees

All transactions in the Company’s securities by members of the board, officers, and employees listed on Schedule II (each, a “Preclearance Person”) must be precleared by the Compliance Officer, or the Chief Financial Officer for transactions by the Compliance Officer. Preclearance should not be understood to represent legal advice by the company that a proposed transaction complies with the law.

A request for preclearance must be in writing, should be made at least two business days in advance of the proposed transaction, and should include the identity of the Preclearance Person, a description of the proposed transaction, the proposed date of the transaction, and the number of shares or other securities involved.  In addition, the Preclearance Person must execute a certification that he or she is not aware of material nonpublic information about the Company.  The Compliance Officer, or the Chief Financial Officer for transactions by the Compliance Officer, shall have sole discretion to decide whether to clear any contemplated transaction.  All trades that are precleared must be effected within five business days of receipt of the preclearance. A precleared trade (or any portion of a precleared trade) that has not been effected during the five business day period must be submitted for preclearance determination again prior to execution.  Notwithstanding receipt of preclearance, if the Preclearance Person becomes aware of material nonpublic information, or becomes subject to a blackout period before the transaction is effected, the transaction may not be completed.  Transactions under a previously established Rule 10b5-1 Trading Plan that has been preapproved in accordance with this Policy are not subject to further preclearance.

None of the Company, the Compliance Officer, or the Company’s other employees will have any liability for any delay in reviewing, or refusal of, a request for preclearance.

Material Nonpublic Information

Information is considered “material” if there is a substantial likelihood that a reasonable investor would consider it important in making a decision to buy, sell, or hold a security, or if the information is likely to have a significant effect on the market price of the security.  Material information can be positive or negative, and can relate to virtually any aspect of a company’s business or to any type of security, debt, or equity.  Also, information that something is likely to happen in the future—or even just that it may happen—could be deemed material.

Examples of material information may include (but are not limited to) information about:

•	corporate earnings or earnings forecasts;

•	possible mergers, acquisitions, tender offers, or dispositions;

•	major new product or project developments;

•	important business developments, such as developments regarding strategic collaborations;

•	management or control changes;

•	significant financing developments including pending public sales or offerings of debt or equity securities;

•	defaults on borrowings;

•	bankruptcies;

•	cybersecurity or data security incidents; and

•	significant litigation or regulatory actions.

Information is “nonpublic” if it is not available to the general public.  In order for information to be considered “public,” it must be widely disseminated in a manner that makes it generally available to investors in a Regulation FD-compliant method, such as through a press release, a filing with the U.S. Securities and Exchange Commission (the “SEC”) or a Regulation FD-compliant conference call.  The Compliance Officer shall have sole discretion to decide whether information is public for purposes of this Policy.

The circulation of rumors, even if accurate and reported in the media, does not constitute public dissemination.  In addition, even after a public announcement, a reasonable period of time may need to lapse in order for the market to react to the information.  Generally, the passage of two full trading days following release of the information to the public, is a reasonable waiting period before such information is deemed to be public.

Post-Termination Transactions

With the exception of the pre-clearance requirement, this Policy - including the restrictions related to the blackout periods – will continue to apply to transactions in the Company’s securities for 3 months after termination of service to the Company (in the case of an employee - 3 months from the date of termination of the employer-employee relationship with the company).

If an individual is in possession of material non-public information at the time of termination of their services, that individual may not trade in the Company’s securities until the later of the completion of the second full trading day after the public release of quarterly earnings data following such individual’s termination of service with the Company or the time when that information has otherwise become public.

If an individual is exposed to material nonpublic information after termination of services to the Company in connection with the position such individual previously held in the Company, such individual may not trade in the Company's securities until that information has become public or is no longer material.

Prohibited Transactions

The Company has determined that there is a heightened legal risk and the appearance of improper or inappropriate conduct if persons subject to this Policy engage in certain types of transactions.  Therefore, Covered Persons shall comply with the following policies with respect to certain transactions in the Company’s securities.

Short Sales

Short sales of the Company’s securities are prohibited by this Policy.  Short sales of the Company’s securities, or sales of shares that the insider does not own at the time of sale, or sales of shares against which the insider does not deliver the shares within 20 days after the sale, evidence an expectation on the part of the seller that the securities will decline in value, and, therefore, signal to the market that the seller has no confidence in the Company or its short-term prospects.

Options

Transactions in puts, calls, or other derivative securities involving the Company’s equity securities, on an exchange, on an over-the-counter market, or in any other organized market, are prohibited by this Policy.  A transaction in options is, in effect, a bet on the short-term movement of the Company’s shares and, therefore, creates the appearance that a Covered Person is trading based on material nonpublic information.  Transactions in options, whether traded on an exchange, on an over-the-counter market, or any other organized market, also may focus a Covered Person’s attention on short-term performance at the expense of the Company’s long-term objectives.

Hedging Transactions

Hedging transactions involving the Company’s securities, such as prepaid variable forward contracts, equity swaps, collars and exchange funds, or other transactions that hedge or offset, or are designed to hedge or offset, any decrease in the market value of the Company’s equity securities, are prohibited by this Policy.  Such transactions allow the Covered Person to continue to own the covered securities, but without the full risks and rewards of ownership.  When that occurs, the Covered Person may no longer have the same objectives as the Company’s other shareholders.

Margin Accounts and Pledging

Individuals are prohibited from pledging Company securities as collateral for a loan, purchasing Company securities on margin (i.e., borrowing money to purchase the securities), or placing Company securities in a margin account.  This prohibition does not apply to cashless exercises of share options under the Company’s equity plans, nor to situations approved in advance by the Compliance Officer.

Partnership Distributions

Nothing in this Policy is intended to limit the ability of an investment fund, venture capital partnership or other similar entity with which a board member is affiliated to distribute Company securities to its partners, members, or other similar persons.  It is the responsibility of each affected board member and the affiliated entity, in consultation with their own counsel (as appropriate), to determine the timing of any distributions, based on all relevant facts and circumstances, and applicable securities laws.

Rule 10b5-1 Trading Plans

The trading restrictions set forth in this Policy, other than those transactions described under “Prohibited Transactions,” do not apply to transactions under a previously established contract, plan or instruction to trade in the Company’s securities entered into in accordance with Rule 10b5-1 (a “Trading Plan”) that:

•	has been submitted to and preapproved by the Compliance Officer;

•	includes a “Cooling Off Period” for

o
members of the board and officers that extends to the later of 90 days after adoption or modification of a Trading Plan or two business days after filing the Form 20-F covering the fiscal quarter in which the Trading Plan was adopted, up to a maximum of 120 days; and

o	employees and any other persons, other than the Company, that extends 30 days after adoption or modification of a Trading Plan;

•
for members of the board and officers, includes a representation in the Trading Plan that such individual is (1) not aware of any material nonpublic information about the Company or its securities; and (2) adopting the Trading Plan in good faith and not as part of a plan or scheme to evade Rule 10b-5;

•
has been entered into in good faith at a time when the individual was not in possession of material nonpublic information about the Company and not otherwise in a blackout period, and the person who entered into the Trading Plan has acted in good faith with respect to the Trading Plan;

•
either (1) specifies the amounts, prices, and dates of all transactions under the Trading Plan; or (2) provides a written formula, algorithm, or computer program for determining the amount, price, and date of the transactions, and (3) prohibits the individual from exercising any subsequent influence over the transactions; and

•	complies with all other applicable requirements of Rule 10b5-1.

The Compliance Officer may impose such other conditions on the implementation and operation of the Trading Plan as the Compliance Officer deems necessary or advisable.  Individuals may not adopt more than one Trading Plan at a time except under the limited circumstances permitted by Rule 10b5-1 and subject to preapproval by the Compliance Officer.

An individual may only modify a Trading Plan outside of a blackout period and, in any event, when the individual does not possess material nonpublic information.  Modifications to and terminations of a Trading Plan are subject to preapproval by the Compliance Officer and modifications of a Trading Plan that change the amount, price, or timing of the purchase or sale of the securities underlying a Trading Plan will trigger a new Cooling-Off Period.

The Company reserves the right to publicly disclose, announce, or respond to inquiries from the media regarding the adoption, modification, or termination of a Trading Plan and non-Rule 10b5-1 trading arrangements, or the execution of transactions made under a Trading Plan. The Company also reserves the right from time to time to suspend, discontinue, or otherwise prohibit transactions under a Trading Plan if the Compliance Officer or the Board of Directors, in its discretion, determines that such suspension, discontinuation, or other prohibition is in the best interests of the Company.

Compliance of a Trading Plan with the terms of Rule 10b5-1 and the execution of transactions pursuant to the Trading Plan are the sole responsibility of the person initiating the Trading Plan, and none of the Company, the Compliance Officer, or the Company’s other employees assumes any liability for any delay in reviewing and/or refusing to approve a Trading Plan submitted for approval, nor the legality or consequences relating to a person entering into, informing the Company of, or trading under, a Trading Plan.

Interpretation, Amendment, and Implementation of this Policy

The Compliance Officer shall have the authority to interpret and update this Policy and all related policies and procedures.  In particular, such interpretations and updates of this Policy, as authorized by the Compliance Officer, may include amendments to or departures from the terms of this Policy, to the extent consistent with the general purpose of this Policy and applicable securities laws.

Actions taken by the Company, the Compliance Officer, or any other Company personnel do not constitute legal advice, nor do they insulate you from the consequences of noncompliance with this Policy or with applicable securities laws.

Certification of Compliance

All members of the board, officers, employees and others subject to this Policy may be asked periodically to certify their compliance with the terms and provisions of this Policy.

Schedule I

Individuals Subject to Special Periods of Trading Blackouts

All of members of the board, officers, and employees who hold a position in the finance, investor relations (IR/PR) or company secretariat units, as well as the Chief of Staff of the Chairman of the Board or of the CEO.

Schedule II

Individuals Subject to Preclearance Requirement

All the directors and officers and employees to be subject to preclearance requirement